Exhibit 99.1


         Mercury General Corporation Announces First Quarter Results

    LOS ANGELES, May 3 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today that net income was $68.8 million, or $1.26 per share (diluted), in the first quarter 2004 compared with $42.1 million, or $0.77 per share (diluted), in the same period for 2003. Included in net income are net realized investment gains, net of tax, of $3.7 million, or $0.07 per share (diluted), in the first quarter of 2004 compared with net realized investment losses, net of tax benefit, of $0.5 million, or $0.01 per share (diluted), for the same period in 2003.
    Company-wide net premiums written were $630.3 million in the first quarter 2004, a 17% increase over first quarter 2003 net premiums written of $538.8 million. California net premiums written were $500.1 million in the quarter, an increase of approximately 10% over 2003. Non-California net premiums written were $130.2 million in the quarter, a 52% increase over 2003. Non-California net premiums represented approximately 21% of the Company's total first quarter net premiums written, up from 16% in the first quarter of 2003.
    The Company's combined ratio (GAAP basis) was 89.1% in the first quarter of 2004 compared with 94.4% in the same period for 2003. Rate increases taken during 2003 and positive development of approximately $15 million on the 2003 and prior period accident year loss reserves contributed to the improvement in the combined ratio.
    Net investment income of $25.7 million (after tax $22.9 million) in the first quarter of 2004 decreased by 4.4% over the same period in 2003. The after-tax yield on investment income was 3.7% on average assets of $2.5 billion (fixed maturities and equities at cost) for the quarter. This compares with an after tax yield on investment income of 4.3% on average investments of $2.2 billion (fixed maturities and equities at cost) for the same period in 2003.
    In 2003, the Company surpassed three of its California competitors moving up from the sixth largest writer of private passenger automobile insurance in California to become the third largest based on direct premiums written. The Company began issuing private passenger automobile insurance policies in Arizona in April 2004 marking the 10th state where the Company sells automobile insurance.
    The Board of Directors declared a second quarter dividend of $0.37 per share, representing a 12% increase over the quarterly dividend amount paid in 2003. The dividend is to be paid on June 30, 2004 to shareholders of record on June 15, 2004. The Company's book value per share at March 31, 2004 was $24.10.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents and brokers in many states. For more information, visit our website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling 1 (877) 807-1888 or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 10, 2004. The replay telephone numbers are 1 (800) 642-1687 (USA) or 1 (706) 645-9291 (International). The conference ID# is 6811255. The replay will also be available on our website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves; inflation and changes in economic conditions; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation

    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors useful industry specific information to evaluate and perform meaningful comparisons of the Company's performance but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."
    Net Premiums Written represents the premiums charged on policies issued during a fiscal period. Net Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net Premiums Written is meant as supplemental information and is not intended to replace Net Premiums Earned. It should be read in conjunction with the GAAP financial results.



                   Mercury General Corporation and Subsidiaries
                           Summary of Operating Results
                         (000's) except per-share amounts
                                   (unaudited)

                                                    Quarter Ended March 31,
                                                       2004        2003
    Net premiums written                             $630,283    $538,750
    Net premiums earned                               591,937     500,666
    Paid losses and loss adjustment expenses          362,906     320,599
    Incurred losses and loss adjustment expenses      371,996     341,546
    Net investment income                              25,728      26,926
    Net realized investment gains (losses),
     net of tax                                         3,688        (493)
    Net income                                        $68,816     $42,108

    Basic average shares outstanding                   54,430      54,379

    Diluted average shares outstanding                 54,607      54,490


    Basic Per Share Data
    Net income                                         $1.26       $0.77

    Net realized investment gains (losses),
     net of tax                                        $0.07      ($0.01)


    Diluted Per Share Data
    Net income                                         $1.26       $0.77

    Net realized investment gains (losses),
     net of tax                                        $0.07      ($0.01)


    Operating Ratios -- GAAP (a) Basis
    Loss ratio                                         62.8%       68.2%
    Expense ratio                                      26.3%       26.2%
    Combined ratio                                     89.1%       94.4%


    Reconciliations of Operating Measures
     to Comparable GAAP (a) Measures

    Net premiums written                             $630,283    $538,750
    Increase in unearned premiums                     (38,346)    (38,084)
    Net premiums earned                              $591,937    $500,666

    Paid losses and loss adjustment expenses         $362,906    $320,599
    Increase in net losses and loss
     adjustment expense reserves                        9,090      20,947
    Incurred losses and loss adjustment expenses     $371,996    $341,546


    (a) Generally Accepted Accounting Principles



                   Mercury General Corporation and Subsidiaries
                          Other Supplemental Information
                              (000's) except ratios
                                   (unaudited)

                                                   Quarter ending, March 31,
                                                       2004        2003
    Total California Operations (1)
    Net Premiums Written                             $500,098    $452,946
    Net Premiums Earned                               484,782     423,012

    Loss Ratio                                          63.5%       70.0%
    Expense Ratio                                       25.7%       25.6%
    Combined Ratio                                      89.2%       95.6%

    California Automobile lines
    Net Premiums Written                             $461,993    $420,975
    Net Premiums Earned                               447,796     393,924

    Loss Ratio                                          64.7%       70.4%
    Expense Ratio                                       25.6%       25.1%
    Combined Ratio                                      90.3%       95.5%

    California Homeowners line
    Net Premiums Written                              $32,026     $26,539
    Net Premiums Earned                                31,468      23,991

    Loss Ratio                                          47.4%       70.3%
    Expense Ratio                                       25.8%       26.1%
    Combined Ratio                                      73.2%       96.4%

    Non-California Operations (2)
    Net Premiums Written                             $130,185     $85,804
    Net Premiums Earned                               107,155      77,654

    Loss Ratio                                          60.0%       58.5%
    Expense Ratio                                       28.8%       29.5%
    Combined Ratio                                      88.8%       88.0%


                                                         At          At
    Policies-in-force (000's)                        March 31,    March 31,
                                                        2004        2003

    California Personal Auto                            1,041         981
    California Commercial Auto                             21          19
    Non-California Personal Auto                          216         158
    California Homeowners                                 196         163
    Florida Homeowners                                     11           7


    All ratios are calculated on GAAP basis.

    (1) Total California operations includes homeowners, auto, commercial property and other immaterial California business lines

    (2) Includes all states except California



                   Mercury General Corporation and Subsidiaries
                  Condensed Balance Sheet and Other Information
                         (000's) except per-share amounts

                                               March 31,       December 31,
                                                 2004              2003

    Investments - available for sale
      Fixed maturities at market
       (amortized cost $1,978,494 in 2004
       and $1,856,083 in 2003)                 $2,077,509       $1,945,309
      Equity securities at market
       (cost $224,058 in 2004 and
       $223,113 in 2003)                          266,742          264,393
      Short-term cash investments,
       at cost, which approximates market         287,549          329,812
           Total investments                    2,631,800        2,539,514
    Net receivables                               317,619          299,094
    Deferred policy acquisition costs             142,126          132,059
    Other assets                                  167,094          149,099
      Total assets                             $3,258,639       $3,119,766

    Loss and loss adjustment expenses            $805,651         $797,927
    Unearned premiums                             700,708          663,004
    Other liabilities                             315,461          278,618
    Notes payable                                 124,721          124,714
    Shareholders' equity                        1,312,098        1,255,503
      Total liabilities and
       shareholders' equity                    $3,258,639       $3,119,766

    Common stock - shares outstanding              54,447           54,424
    Book value per share                           $24.10           $23.07
    Statutory surplus                       $1.20 billion    $1.17 billion
    Portfolio duration                          3.6 years        3.8 years


SOURCE  Mercury General Corporation
    -0-                             05/03/2004
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com /
    (MCY)

CO:  Mercury General Corporation
ST:  California
IN:  INS AUT FIN
SU:  ERN CCA